Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Date
S-3ASR	333-131260	1/24/2006
S-8	333-121670	12/27/2004

of our report dated March 16, 2006, with respect to the consolidated financial statements of Foundation Coal Holdings, Inc.  and subsidiaries, Foundation Coal Holdings, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Foundation Coal Holdings, Inc., and our report dated March 29, 2005 with respect to the consolidated financial statements of RAG American Coal Holding, Inc. and subsidiaries, all included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

March 16, 2006

Baltimore, Maryland